EXHIBIT 99.2

PURCHASE ORDER FORM – CALIFORNIA ONLY

(Subscription Agreement)

Premier Indemnity Holding Company

3001 North Rocky Point Drive, Suite 200

Tampa, Florida 33607

Dear Sirs:

The undersigned (the “Purchaser”) acknowledge that I have received and reviewed the Prospectus of Premier Indemnity Holding Company, dated__________ ____, 2006.

Purchaser warrants and represents that Purchaser meets one of the following suitability standards:

[Initials of Purchaser]

______

(1) Purchaser has not less than $250,000 in liquid net worth (in the form of cash, Certificates of Deposit, interests in money market mutual funds, and the like) (computed by excluding the net worth of homes, home furnishings, automobile, and retirement assets) plus $65,000 in annual gross income; OR

______

(2) Purchaser has not less than $500,000 liquid net worth (in the form of cash, Certificates of Deposit, interests in money market mutual funds, and the like) (computed by excluding the net worth of homes, home furnishings, automobile, and retirement assets); OR

______	(3) Purchaser has not less than $1,000,000 net worth (including the net worth of homes, home furnishings, automobile, but excluding retirement assets); OR

______	(4) Purchaser has a gross annual income of $200,000.

In addition, Purchaser warrants and represents that the investment for the purchase of the common stock of Premier Indemnity Holding Company does not exceed ten percent (10%) of the Purchaser’s Net Worth.

Concurrent with execution of this Agreement, the Purchaser is purchasing _______________________________________________ (__________) shares of Common Stock of Premier Indemnity Holding Company, a Florida corporation (the “Company”) at a price of $1.00 per Share (the “Subscription Price”). Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that ________________________________________________solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than such person(s).

Purchaser has: (1) reviewed the prospectus; (2) identified the person(s) who solicited the purchase; and (3) that the persons identified were the only persons who solicited the purchase. All of the above and Purchaser’s execution of this Form does not in any way constitute waivers of the purchaser’s rights under the federal securities laws.

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MAKE CHECK PAYABLE TO: PREMIER INDEMNITY HOLDING COMPANY

Executed this _____ day of ___________________	____, 2006.

__________________________________	_______________________________________

__________________________________	Signature of Purchaser

__________________________________

Address of Purchaser

__________________________________

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

_____________	X $1.00	___________	=	US$
Number of Shares Purchased				Total Subscription Price

Form of Payment:	Cash:_______	Check #: _________________Other: ______________________

PREMIER INDEMNITY HOLDING COMPANY

By: ________________________________________ Title: ______________________________________

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